Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	June 23, 2004

For additional information contact:

John W. Prosser, Jr.

Jacobs Senior Vice President, Finance and Administration

626.578.6803

Jacobs in Discussions with Babtie Group Ltd.

PASADENA, CALIF. – Jacobs Engineering Group Inc. (NYSE:JEC) announced today that they are in acquisition discussions with Babtie Group Ltd.

Babtie is a leading technical and management consultancy operating in the transport and development, environment and utilities, property and facilities, defense and energy, and partnerships and outsourcings markets both in the United Kingdom and internationally. Their headquarters are in Glasgow, Scotland, and their staff of 3,500 makes them one of the largest companies in the infrastructure market in the U.K. They also have operations in Ireland, the Czech Republic, India, Hong Kong, and Singapore.

In announcing the discussions, Jacobs Chief Executive Officer Noel Watson stated, “As a broad-based technical professional consulting firm, one of the things that is most important about this opportunity to put our two companies together is that it gets us well down the path of becoming a dominant player in the infrastructure industry globally. Our view is that Babtie, coupled with a similarly scaled operation in the U.S., will provide the foundation to achieve our goal of global leadership, and I would expect to see the Babtie team being a key part of our leadership globally in building this business.”

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7 -Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2003 Annual Report on Form 10-K.

Jacobs Engineering Group Inc.